Free Writing Prospectus to Preliminary Pricing Supplement No. 19,646

Registration Statement Nos. 333-293641; 333-293641-01

Dated October 22, 2026; Filed pursuant to Rule 433

Morgan Stanley

Basket Buffered PLUS due November 4, 2027

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Basket component	Weighting
	Astera Labs, Inc. common stock (the “ALAB Stock”)	10%
	Advanced Micro Devices, Inc. common stock (the “AMD Stock”)	10%
	Credo Technology Group Holding Ltd ordinary shares (the “CRDO Stock”)	10%
	Dell Technologies Inc. class C common stock (the “DELL Stock”)	10%
	Intel Corporation common stock (the “INTC Stock”)	10%
	Marvell Technology, Inc. common stock (the “MRVL Stock”)	10%
	Oracle Corporation common stock (the “ORCL Stock”)	10%
	Seagate Technology Holdings Public Limited Company ordinary shares (the “STX Stock”)	10%
	Taiwan Semiconductor Manufacturing Company Limited American depositary shares (the “TSM Stock”)	10%
	Western Digital Corporation common stock (the “WDC Stock”)	10%
Maximum payment at maturity:	$1,398.50 per security (139.85% of the stated principal amount)
Leverage factor:	150%
Buffer amount:	10% (90% maximum loss)[1]
Pricing date:	October 29, 2026
Observation date:	November 1, 2027
Maturity date:	November 4, 2027
CUSIP:	61781TKA0
Estimated value:	$975.60 per security, or within $25.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226052080/ms19646_424b2-35465.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the underlier over the term of the securities.

The Underlier
The Securities
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity per Security
Stated Principal Amount
Maximum Payment at Maturity
Minimum Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

% Change in Closing Level of the Underlier	Payment at Maturity per Security
+60.00%	$1,398.50
+40.00%	$1,398.50
+30.00%	$1,398.50
+26.57%	$1,398.50
+20.00%	$1,300.00
+10.00%	$1,150.00
+5.00%	$1,075.00
0.00%	$1,000.00
-10.00%	$1,000.00
-11.00%	$990.00
-20.00%	$900.00
-40.00%	$700.00
-60.00%	$500.00
-80.00%	$300.00
-100.00%	$100.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The appreciation potential of the securities is limited by the maximum payment at maturity.

●The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oChanges in the value of one or more of the basket components may offset each other.

oWe have no affiliation with any basket stock issuer.

oWe may engage in business with or involving any basket stock issuer without regard to your interests.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every corporate event that could affect a basket stock.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

oThere are important differences between the rights of holders of American depositary shares and the rights of holders of the common stock of a foreign company.

oThere are risks associated with investments in securities linked to the value of emerging markets securities.

oSecurities linked to certain underliers are subject to currency exchange risk.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.